Exhibit 99.2

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE	Contacts:	Carl Annessa, COO
06-002		Hornbeck Offshore Services 985-727-6801

For Immediate Release		Ken Dennard, Managing Partner
DRG&E / 832-594-4004

Hornbeck Offshore Provides Update on Tank Barge Discharge

COVINGTON, LA - January 23, 2006 - Hornbeck Offshore Services, Inc. (NYSE: HOS) announced today that the gasoline discharge from one of its barges reported over the weekend has been addressed and the barge is now en route from New Haven, CT to a repair facility in New York harbor. The discharge occurred early Saturday morning during terminal operations and appears to have resulted from a small puncture in the side of the vessel below the waterline. The Company immediately activated its spill response procedures and cooperated fully with United States Coast Guard and state and local authorities. Due to the favorable wind and other weather conditions that existed this weekend, the discharge is believed to have substantially evaporated or otherwise dissipated. At this time, there is no evidence of harm to fish or wildlife. The Company is continuing to investigate the cause of the damage to the vessel. The barge should be able to return to service within a few days. The Company does not expect this incident to materially affect its financial condition or results of operations.

Carl Annessa, Hornbeck Offshore’s Chief Operating Officer, stated, “I am pleased that the training and vigilance of our crewmembers enabled them to quickly recognize that gasoline in the barge was leaking at the New Haven location during discharge. Discharge operations immediately ceased and the Company’s response plan was activated. Quick action by the crew and the immediate assistance of the terminal facility representatives and first responders from various government agencies helped to stabilize the situation very quickly.”

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns and operates a fleet of over 50 U.S.-flagged vessels service primarily the energy industry.

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103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2006